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                                                                  EXHIBIT 21


                         SUBSIDIARIES OF REGISTRANT


Classic Envelope Plus, Ltd. (Canada)
CML Industries Ltd. (Canada)
Discount Labels, Inc. (Indiana)
Graphics Arts Center de Mexico (Mexico)
Innova Envelope Inc. (Canada)
Mail-Well Alberta Finance LP (Canada)
Mail-Well Canada Leasing Company (Canada)
Mail-Well Commercial Printing, Inc. (Delaware)
Mail-Well Government Printing, Inc. (Colorado)
Mail-Well I Corporation (Delaware)
Mail-Well Mexico Holdings, Inc. (Colorado)
Mail-Well Texas Finance, LP (Texas)
Mail-Well West, Inc. (Delaware)
McLaren Morris & Todd Company (Canada)
National Graphics Company (Colorado)
PNG Inc. (Canada)
Poser Business Forms, Inc. (Delaware)
Supremex, Inc. (Canada)
Wisco III, LLC (Delaware)